T.Rowe Price Active Crypto ETF S-1A

Exhibit 99.1

This DATA AGREEMENT is entered into with effect from 1 March 2017 among:

PARTIES

(1)	FTSE INTERNATIONAL LIMITED a company incorporated and registered in England with company number 03108236 whose registered address is at 10 Paternoster Square, London, EC4M 7LS, United Kingdom (“FTSE”);

(2)	FRANK RUSSELL COMPANY a Washington corporation, with offices at 1201 Third Avenue, Suite 2500, Seattle, Washington 98101 USA (“Russell”);

each referred to in this Data Agreement as a “Licensor” and collectively as the “Licensors”;

and

(3)	T. ROWE PRICE ASSOCIATES, INC. a company incorporated in United States with registered address at 100 East Pratt Street, Baltimore, MD 21202 (the “Licensee”).

INTRODUCTION

(A)	The parties have entered into a framework agreement with an Effective Date of 1 March 2017 (the “Framework Agreement”) under which the Licensee and one or more of the Licensors may enter into further, separate Licence Agreements for the provision of particular services by the relevant Licensors to the Licensee.

(B)	This is a Data Agreement (as referred to in the Framework Agreement) which sets out the basis on which data, other intellectual property and services are to be supplied by the Licensors to the Licensee, under the terms of separate Order Forms to be entered into by the Licensee with the relevant Licensors in accordance with this Data Agreement.

AGREED TERMS

1.       Definitions and interpretation

1.1	Save as otherwise expressly set out in this Data Agreement, defined terms and rules of interpretation used in the Framework Agreement shall apply to this Data Agreement.
2.	Licence

2.1	Subject to the terms of the relevant Services Contract, the Licensor will provide to the Licensee with access to the Data specified in (with such frequency as is provided for in) the relevant Order Form and grants to the Licensee a non-exclusive, non-transferable licence to:

(a)	view the Data internally; and

(b)	receive, store, produce a Back-Up Copy.

2.2	To the extent specified in an Order Form and subject to:

(a)	the Licensee paying Report Charges under the Order Form, the Licensee may exercise the rights set out in schedule 1;

(b)	the Licensee paying Application Charges under the Order Form, the Licensee may exercise the rights set out in schedule 2;

(c)	the Licensee paying Manipulated Data Charges under the Order Form, the Licensee may exercise the rights set out in schedule 3;

(d)	the Licensee paying Customised Indices Charges under the Order Form, the Licensee may exercise the rights set out in schedule 4;

in each case to the extent set out, and subject to any restrictions in, the relevant Services Contract.

2.3	The Licensee may permit the rights granted in clause 2.1 or, to the extent expressly permitted in the Order Form, clause 2.2 to be exercised by the Authorised Users only and only at the Site(s).

3.	Restrictions on use

3.1	Except as expressly provided for in the relevant Services Contract, the Licensee shall make no other use of the Services. In particular, the Licensee shall not (and shall not permit or purport to permit anyone to):

(a)	copy, sell, license, distribute or transmit to any third party (or to any person other than an Authorised User) the Service or any part thereof in any form or by any means;

(b)	make any reference to a Service or any part thereof in any promotional or marketing materials;

(c)	use the Service or any part thereof for any illegal purpose or otherwise than in compliance with the applicable Laws;

(d)	remove any proprietary notice accompanying the Service;

(e)	use the Service or any part thereof for the purpose of:

(i)	creating and/or operating (whether by the Licensee and/or by any third party) any financial product, index, or service which seeks to match the performance of or whose capital and/or income value is related to any Index, Data, Manipulated Data, Customised Indices or any other index or data owned or created by Licensor or in each case any part thereof;

(ii)	creating and/or operating (whether by the Licensee itself or by any third party) any financial product, index or service the performance of which is linked to the performance of a third party’s product, index or service which, in turn, seeks to match the performance of, or whose capital and/or income value is related to, or which is directly or indirectly linked to or derived from, any Index, Data, Manipulated Data, Customised Indices or any index or data owned or created by Licensor in each case any part thereof (and whether or not such third party is licensed by Licensor to do so); or

(f)	generally exploit the Service or any part thereof in a manner designed to benefit the Licensee or any third party (including the creation of any additional service).

(g)	derive, extract, reproduce, distribute, redistribute, manipulate, re-utilise, transmit or otherwise commercially exploit any of the Service or part thereof;

(h)	create the Manipulated Data or the Customised Indices; or

(i)	make the Service available on any website, in an Application, Internal Network or to the public via the internet or otherwise.

3.2	Where a Licensee receives the ICB Data:

(a)	the Licensee must not use the ICB Data to classify companies and/or their securities not included in the ICB (such as private companies or fixed income securities) or represent that the ICB classification of any company in the ICB is different to the ICB classification made by FTSE;

(b)	the Licensee must not use the ICB Data or the ICB for the benefit of any Licensee’s proprietary index, any other party’s index or in the creation of other similar products; and

(c)	whenever using the ICB Data, the Licensee must comply with the Attribution Requirements.

3.3	The Licensee acknowledges that a separate licence or permission is required from Licensor (and additional Charges may be payable) to:

(a)	make the Service or any part thereof available to any person other than the Authorised User;

(b)	distribute the Service or any part thereof outside of the permitted group of Authorised Users or externally;

(c)	incorporate the Service or any part thereof into reports or any other materials (whether in hard copy of electronic form or on a website);

(d)	operate an Application using the Service of any part thereof;

(e)	create any Manipulated Data or Customised Data using the Service or any part thereof; or

(f)	use the Service or any part thereof as described in clause 3.1(e) or clause 3.1(f).

3.4	The Licensee acknowledges that a separate licence is required in order to use the Data as described in clause 3.1(e).

3.5	The Licensor may request the Licensee to certify not more than once in any 12 (twelve) month period that the Licensee is in material compliance with all restrictions in this clause 3.

4.	Charges

4.1	The Licensee agrees to pay the Charges annually in advance.

4.2	Each Order Form will set out the Charges payable by the Licensee for the Services covered by the relevant Order Form.

4.3	The Licensor may, without cause, amend the Charges under any Services Contract on at least 60 (sixty) days’ written notice to the Licensee to take effect from the next anniversary of the Commencement Date, provided that this right shall be subject to the Licensee’s right to terminate the relevant Services Contract in accordance with clause 10.6 of the Framework Agreement.

5.	Reporting

5.1	The Licensee shall provide to Licensor a reporting schedule as set out in schedule 5. The Licensee must complete and submit a Reporting Schedule:

(a)	upon execution of each Order Form;

(b)	at the end of each Initial Term and Renewal Term;

(c)	at each anniversary of the Commencement Date;

(d)	on termination of each Services Contract; and

(e)	otherwise as and when may be reasonably requested to do so by the Licensor (provided that such request cannot be made more often than once every Quarter),

and must return the completed Reporting Schedule to the Licensor within 15 (fifteen) days of the occurrence of any of the events in (a) to (e) above (as the case may be). Where appropriate, the completed Reporting Schedule shall be used as the basis of the Licensor’s invoice.

6.	Termination and termination

Clause 10 (Term and Termination) of the Framework Agreement shall apply.

7.	Choice of Law

Clause 17.11 (Governing law) of the Framework Agreement shall apply.

By their signatures below, and in consideration of the mutual agreements set out herein and for other goad and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Licensee and the Licensor each agree to be bound by the terms or this Data Agreement.

Signed for and on behalf of	Signed for and on behalf of
FTSE INTERNATIONAL LIMITED by:	FRANK RUSSELL Company by:

/s/ C. O’Shaughnessy	/s/ Ron Bundy
(signature)	(signature)

C. O’Shaughnessy	Ron Bundy
(print name)	(print name)

MD	CEO, NA Benchmarks
(position)	(position)

12.6.17	June 7, 2017
(date)	(date)

Signed for and on behalf of
T. ROWE PRICE ASSOCIATES, INC. by:

/s/ Rick Riccomini
(signature)

Rick Riccomini
(print name)

Head of Market Data
(position)

5/25/2017
(date)

SCHEDULE 1

LICENSEE’S RIGHTS WHEN PAYING REPORT CHARGES

1.	Where the Licensee is paying the Report Charges under an Order Form, it may include an insubstantial amount of the Data in a report, publication or material available to the Licensee’s existing and/or prospective clients (“Report”) subject to the following conditions as well as any terms specified in that Order Form:

(a)	the Report may only contain such Data in respect of which the reports are permitted under the Order Form;

(b)	the Report must be substantially similar to the sample report included in schedule 6;

(c)	references to, and inclusion of, the Data in the Report must be incidental to the primary purpose of the Report and the Report may only contain an insubstantial amount of the Data (i.e. it must not contain such amount of Data that could be used as a source of, or substitute for, the Services or any substantial part thereof);

(d)	the Report may be only made available:

(i)	in hard copy;

(ii)	in electronic copy non-editable PDF format; or

(iii)	on a website specified in the Order Form in non-editable PDF format.

(e)	the Report must not be made available to public or form part of any publication in the press, mass media or internet other than as set out above;

(f)	the provision of the Report must be ancillary to the services normally provided by the Licensee to its existing and/or prospective clients;

(g)	the Licensee does not (and procures that no third parties do) levy a separate charge for the receipt of, or access to, the Report;

(h)	the Report must be produced by the Authorised Users and at the Sites only;

(i)	full name of any relevant Indices and/or other Data must be used in the Report (and not any abbreviations thereof); and

(j)	the Report must contain an attribution to the source of the Data in such form as may be determined by the Licensor from time to time. Unless otherwise notified by the Licensor, the attribution must comply with the relevant Attribution Requirements.

SCHEDULE 2

LICENSEE’S RIGHTS WHEN PAYING APPLICATION CHARGES

1.	Where the Licensee is paying the Application Charges under an Order Form, the Licensee may, in the normal course of its business, use the Data received pursuant to such Order Form within Licensed Applications.

2.	Any output data (other than the Data) created from the use of such Data within such Licensed Applications shall be treated as Manipulated Data subject to terms and restrictions of this Data Agreement. A separate licence is required for any use of such Manipulated Data.

3.	The rights granted in clause 1 of this schedule 2:

(a)	do not permit use of the Data in any other applications than the Applications, whether owned, licensed or hosted by the Licensee;

(b)	apply to Data received under any Order Form other than as specified in the Order Form under which Application Charges are payable; and

(c)	are otherwise subject to the terms of the Order Form,

SCHEDULE 3

LICENSEE’S RIGHTS WHEN PAYING MANIPULATED DATA CHARGES

1.	Subject to the Licensee paying Manipulated Data Charges under an Order Form then the Licensor hereby grants to the Licensee a non-exclusive, non-transferable licence to:

(a)	create Manipulated Data using the Data received pursuant to that Order Form and/or any data relating to the Data; and

(b)	store and use such Manipulated Data internally,

in each case only at the Sites specified in such Order Form in respect of the relevant Manipulated Data and subject to the specific terms set out in the Order Form.

2.	The use of any Manipulated Data shall be subject to the same terms and restrictions as apply to the Data from which such Manipulated Data was created.

SCHEDULE 4

LICENSEE’S RIGHTS WHEN PAYING CUSTOMISED INDICES CHARGES

1.	Subject to the Licensee paying the Customised Indices Charges under an Order Form, the Licensor hereby grants to the Licensee a non-exclusive, non-transferable licence to:

(a)	create;

(c)	store; and

(d)	use internally

such number of Customised Indices as is specified in the relevant Order Form.

2.	The use of any Customised Indices shall be subject to the same terms and restrictions applicable to the Data using which such Customised Indices were created.

SCHEDULE 5

REPORTING SCHEDULE

Company Name (if applicable):
Name of the Licensee:
Number of Users:
Name of Affiliates
Sites at which Data is available or can be accessed:
Applications that process Data:
Sites at which Data is manipulated:
Sites at which reports incorporating Data are available
Number of Customised Indices created
Main Contact Name:
Address:
Town:	County:	Country:	Postal/ Zip Code:
Telephone:	E-Mail:	Fax:
The Licensee Sales/Account Manager:

SCHEDULE 6

FORM OF REPORT

[CLIENT TO INSERT SAMPLE REPORT]

This FRAMEWORK AGREEMENT is entered into with effect from 1 March 2017 (the “Effective Date”) among:

PARTIES

(1)	FTSE INTERNATIONAL LIMITED a company incorporated and registered in England with company number 03108236 whose registered address is at 10 Paternoster Square, London, EC4M 7LS, United Kingdom (“FTSE”);

(2)	FTSE TMX GLOBAL DEBT CAPITAL MARKETS, INC. a corporation governed by the laws of the Province of Ontario, Canada, with offices at 70 York Street, Suite 1520, Toronto, ON M5J 1S9 (“FTSE TMX”);

(3)	FRANK RUSSELL COMPANY a Washington corporation, with offices at 1201 Third Avenue, Suite 2500, Seattle, Washington 98101 USA (“Russell”);

each referred to in this Framework Agreement as a “Licensor” and collectively as the “Licensors”; and

(4)	T. ROWE PRICE ASSOCIATES, INC. a company incorporated or established in United States with registered address at 100 East Pratt Street, Baltimore, MD 21202 (the “Licensee”).

INTRODUCTION

(A)	The Licensee wishes to obtain various services from one or more of the Licensors.

(B)	This agreement is a framework agreement under which the Licensee and one or more Licensors may enter into further separate agreements for the provision of particular services by the relevant Licensors to the Licensee.

(C)	This agreement sets out the basis on which such services are to be contracted for and supplied by the Licensors to the Licensee.

(D)	Frank Russell Company and Licensee are parties to the Russell Equity Indexes Research License Agreement dated January 1, 2002 as amended from time to time. (“Existing Agreement(s) and each an Existing Agreement”). Frank Russell Company and Licensee wish to terminate the Existing Agreement(s) and enter into one or more Services Contract(s) (as defined below).”

AGREED TERMS

1.	Definitions

Defined terms used in this Framework Agreement shall have the meanings given in Schedule 1. Schedule 1 also sets out rules of interpretation applicable to this Framework Agreement. Such defined terms and rules of interpretation shall apply to each Licence Agreement and each Order Form (unless otherwise specified therein).

2.	Documentation Structure

2.1	Under this Framework Agreement, the Licensee may enter into separate agreements with one or more Licensors from time to time under which each Licensor agrees the terms on which it will supply particular Services and/or license particular rights to the Licensee (each such separate agreement, a “Licence Agreement”). Each Licence Agreement shall incorporate the terms of this Framework Agreement.

2.2	Licence Agreements may provide for different types of Services to be provided or granted by the relevant Licensors, including the following:

(a)	the supply and/or licensing to the Licensee of Data (“Data Agreement”);

(b)	the granting to the Licensee of rights to Distribute certain Index Values to End Users (“Intra-day Index Values Distribution Agreement”);

(c)	the licensing to the Licensee of certain Marks for use by the Licensee in relation to the Licensee’s funds or other financial products (“Funds/Products Agreement”);

(d)	the granting to the Licensee of rights to Distribute certain Data to Subscribers (“End-of-day Distribution Agreement”); and

(e)	the granting to the Licensee of rights to Distribute certain Data (not limited to Index Values) to End Users (“End User Distribution Agreement”).

In order for the Licensee to receive a Service under a Licence Agreement, the Licensee will need to enter into one or more Order Forms under the relevant Licence Agreement.

2.3	Each Order Form:

(a)	will incorporate:

(i)	the terms of the Licence Agreement under which it is entered into;

(ii)	the terms of this Framework Agreement; and

(iii)	where the Order Form is in respect of Services relating to CUSIP data, SEDOLS data and Tokyo Stock Exchange data, such applicable additional terms as are available at http://www.ftse.com/products/downloads/FTSE Additional Terms.pdf (which additional terms shall, for the purposes of the Services Contract relating to such Services only, be deemed a part of this Framework Agreement); and in the event of a conflict between such terms and this Framework Agreement, this Framework Agreement shall govern; and

(b)	will form a separate contract between the Licensee and the relevant Licensor (a “Services Contract”).

2.4	No Licensor shall be deemed a party to, or have any rights or obligations in respect of, a Services Contract entered into between any other Licensor and the Licensee. Under no circumstance will any two or more Licensors be held jointly and severally liable for any of their obligations under any Services Contract.

2.5	Neither the Licensee nor the Licensor shall be obliged by this Framework Agreement to enter into any Licence Agreement or Order Form. The Licensor shall not be obliged to provide any Service to the Licensee and the Licensee shall not be obliged to pay any charges to the Licensor, except to the extent provided for by an Order Form.

3.	Provision of Services

Limitations

3.1	The Licensor may at any time suspend the Services or any part of them if the Licensor reasonably believes that this is necessary to maintain the security or integrity of one or more Services or the Licensor’s operations or to prevent their misuse by any person. In any such case, the Licensor shall use its reasonable endeavours to:

(a)	notify the Licensee in writing of the suspension as soon as reasonably practicable, and where practicable, of the reason for the suspension and its expected duration; and

(b)	reinstate access or operation, upon written notice where reasonably practicable, once there is no longer any threat to the security or integrity of any Services, or Licensor’s operations or any threat of their misuse.

3.2	The Licensee acknowledges that the provision of the Services is dependent upon data and communications from multiple third parties and may be subject to interruption. In the event of any such interruption, Licensor’s sole obligations will be to use reasonable endeavours to:

(a)	notify the Licensee (by publishing the relevant information on the Licensor’s website or otherwise) of the interruption and, where practicable, of the reason for the interruption and its expected duration; and

(b)	rectify (or arrange for the rectification of) any problem within the Licensor’s control giving rise to the interruption.

3.3	The Licensor may at any time, and without any liability to the Licensee (save in respect of the pro-rata refund referred to below), terminate the provision of any Service (or part of it) if provision of such Service:

(a)	is dependent on the supply of information or service by a third party and the third party does not supply such information or service for any reason;

(b)	becomes illegal, or contrary to any Laws;

(c)	is subject to a Claim or allegation that the Licensor or the provision or use of such Service infringes the Intellectual Property Rights of a third party;

(d)	is generally suspended or terminated by the Licensor across its business: or

(e)	cannot be provided on a reasonably similar terms due to any reason beyond the Licensor’s reasonable control.

3.4	If the Licensor terminates the provision of any Service (or part of it) under clause 3.3:

(a)	the Licensee may terminate the relevant Services Contract by giving a notice to the Licensor within one month of the date on which the provision of the Service terminated (and after the expiry of such period, the Licensee’s termination right will lapse); and

(b)	the Licensee must stop using such Service;

(c)	if such terminated Service is the provision of the Data, then:

(i)	the Licensee may request a pro-rata refund of any pre-paid Charges in relation to such terminated Service; and

(ii)	the relevant Services Contract will continue (with the Charges amended accordingly), unless the provision of all Data under such Services Contract is terminated, in which case the Services Contract as a whole will also terminate.

3.5	The Licensor may at any time:

(a)	change the composition or method of calculation of any Index or Data;

(b)	change:

(i)	the method of transmission of;

(ii)	the means of delivery of; or

(iii)	the means of access to; any Service; or

(c)	update any Index, in which case the relevant Services Contract will apply to the most updated versions of the relevant Indices specified in the relevant Order Form.

3.6	If requested to do so by the Licensor in writing, the Licensee will:

(a)	amend;

(b)	stop the distribution of; and

(c)	as far as it is lawfully entitled to do so, recall;

any informational, advertising or promotional material relating or referring to the Licensor, or any Service that (in the reasonable opinion of the Licensor):

(i)	is, or has been transmitted in a way that is, in breach of the Services Contract;

(ii)	has or may have a materially adverse effect on the reputation of the Licensor, any of its Group Companies or any of the Licensor’s other licensors;

(iii)	does not comply with the relevant Attribution Requirements; or

(iv)	puts the Licensor at risk of breaching any Laws.

This clause will apply even if Licensor has previously been notified of, or approved, the material concerned. For the avoidance of doubt, the Licensee may not make any reference to any Service in any promotional or marketing material unless expressly permitted under the relevant Services Contract or otherwise expressly permitted by the Licensor.

3.7	In connection with its receipt and/or use of any Service, the Licensee shall at all times (a) use the full name of each relevant Index and not an abbreviation; and (b) include the relevant notices and disclaimers set out in the Attribution Requirements with reasonable prominence. The Licensor may change the Attribution Requirements from time to time.

Third Parties

3.8	The Licensee agrees that where any Data contains data provided by an Information Provider, the Licensee may at any time be required by such Information Provider as a condition to receiving (or continuing to receive) the Data to do any of the following:

(a)	enter into a direct licence agreement with the relevant Information Provider;

(b)	agree to additional terms provided by the relevant Information Provider; and/or

(c)	pay additional charges to the relevant Information Provider.

3.9	The Licensee shall reasonably co-operate with the Licensor and/or the relevant Information Provider in connection with compliance with the Information Provider’s written requirements provided to Licensee. If the Licensee does not satisfy any such requirements, then the Licensor may upon notice and without any liability to the Licensee, immediately terminate the Services Contract to which the requirements relate or, if reasonably possible, cease providing the applicable Data to the Licensee.

3.10	If the Licensee uses a Delivery Agent’s services to access any Data, the Licensee agrees that the Licensee does so at its own risk and cost and that the Licensor shall have no liability for any acts or omissions of the Delivery Agent.

No solicitation or investment advice

3.11	The Licensee acknowledges that the provision by the Licensor of any Service is not, and shall not be treated as, any advertisement or offer for, or solicitation or recommendation to buy or sell, any securities or any other financial products. The Licensor’s publication or provision of any Service in no way suggests or implies an opinion by the Licensor or its third party licensors as to the attractiveness of investment in any securities or any other financial products.

3.12	The Licensee acknowledges and agrees that:

(a)	the Licensor has not given any investment advice or made any claim as to the suitability of any Service for any use (including of any Index for use in connection with any listed or unlisted funds, financial products or investments); and

(b)	the Licensee has or will make its own assessment as to the suitability of a Service (including any Index) for any use the Licensee makes of ii (and the Licensee is qualified to make such assessment or has received suitable independent advice).

Affiliates

3.13	The Licensor may permit the use of the Services and the rights granted in respect of the Services provided under an Order Femi to any of the Licensee’s Affiliates specifically named in such Order Femi provided that:

(a)	the Licensee shall procure that each such Affiliate complies with the relevant Services Contract (other than as to payment obligations, for which the Licensee shall remain solely liable) including any restrictions on the use of any Services;

(b)	any act or omission of an Affiliate in breach of the relevant Services Contract (or that would breach the relevant Services Contract if it were an act or omission of the Licensee) will be treated as if it were a breach by the Licensee and the Licensee shall be liable to Licensor in respect of such breach;

(c)	nothing in this clause or in any the Services Contract grants any right to an Affiliate as a third party beneficiary under any applicable Laws; accordingly, only the Licensee (and not an Affiliate) may enforce any right against the Licensor arising under or in relation to the Services Contract, provided that any loss or damage suffered or incurred by an Affiliate and that would have been recoverable by the Licensee had it been suffered or incurred by the Licensee shall be recoverable by the Licensee;

(d)	the Licensee shall ensure that no Affiliate shall take any action against the Licensor to enforce any right conferred on such Affiliate under this Agreement; and

(e)	all notices served by the Licensor upon the Licensee shall be deemed to be served at the same time upon all relevant Affiliates unless otherwise stated in the relevant notice.

4.	System and security

4.1	The Licensee shall be responsible for having and maintaining an appropriate System (either directly or via a Delivery Agent), that is suitable to receive and/or enable the use of the Data and obtaining any licences for any third party software required to use that System). The Licensor shall not be liable in any circumstances for any Losses (including indirect or consequential loss or damage) arising directly or indirectly out of:

(a)	the incompatibility or failure of the System with or in relation to the Data or provision of Data or any of the Licensor’s or Delivery Agent’s operational systems; and/or

(b)	the use or misuse by the Licensee or Delivery Agent of the System or any software.

4.2	If the Licensor provides the Licensee with one or more passwords or other security measure in connection with a Service, then:

(a)	the Licensee shall make sure that the passwords are used by authorised staff of the Licensee solely for the purpose of obtaining access to the Service in accordance with the relevant Services Contract, kept confidential and not used by any unauthorised person or in any unauthorised way;

(b)	the Licensor may change passwords from time to time and will notify the Licensee of any such changes;

(c)	the Licensee shall comply with any written security procedures or technical requirements in relation to the Services that are reasonably specified by the Licensor; and

the Licensee shall inform Licensor as soon as possible if the Licensee has reason to believe that the safety, security or confidentiality of any such password or Service has been or may be compromised.

5.	Assistance and audit

5.1	The Licensee must notify the Licensor immediately in writing if the Licensee acquires, is acquired by and/or merges with another legal entity. Following such acquisition or merger, the Licensor shall have the option to either:

(a)	upon notice to the Licensee, and without any liability to the Licensee, terminate any or all Services Contracts with the Licensee if, in the Licensor’s reasonable opinion, such merger or acquisition is likely to have an adverse business and/or reputational consequences for the Licensor or any of its Group Companies; or

(b)	increase the Charges under any or all Services Contracts with the Licensee to reflect the change in circumstances (provided that this shall be subject to the Licensee’s right to terminate each relevant Services Contract in accordance with clause 10.6).

5.2	The Licensor may request the Licensee to certify that the Licensee is in compliance with the terms of each Services Contract and request such information as is relevant to confirm the same. The Licensee shall respond promptly to any such request from the Licensor by providing the required certification and information, subject to the Licensor’s obligations of confidentiality under this Agreement.

5.3	While any Services Contract is in force and for a period of 12 months after the termination of the last Services Contract entered into between the Licensee and the Licensor, the Licensee shall permit the Licensor and/or its employees, auditors or agents, subject to signature of a non-disclosure agreement, during the Licensee’s regular business hours on not less than 14 days’ prior written notice, to:

(a)	have access to and to inspect the Licensee’s accounts, records and other documents and information that are directly relevant or otherwise relate to the Licensee’s use of any Services (and the Licensee shall permit the taking of a reasonable number of copies or extracts and on demand supply copies to the Licensor {and/or its employees, auditors or agents) of such documents or information); and

(b)	have access to, and monitor the use of, the relevant portions of any System by which Licensee has access to or otherwise uses the Services,

in order to verify that the use of the Service by the licensee is in accordance with the relevant Services Contract and that Charges have been calculated, charged and paid correctly. The Licensor shall maintain the confidentiality of any and all information reviewed in the context of any such audit, in accordance with its obligations under clause 11 of this Agreement. The Licensor shall provide the Licensee with a copy of its audit findings upon written request.

5.4	In the event that the audit referred to in clause 5.3 shows there has been:

(a)	an under-payment of the Charges that should have been due from the Licensee for the period covered by the audit; and/or

(b)	a breach of the Services Contract by the Licensee;

then, without prejudice to any other right or remedy of the Licensor (but provided that the Licensor (i) provides to Licensee its principal findings of such audit; (ii) considers in good faith any comments provided by Licensee within a reasonable time; and (iii) may not recover more than once for the same loss), the Licensee shall pay to Licensor within 15 (fifteen) days of receipt of invoice the amount of any under-payment, together with:

(c)	interest on such amount from the date when it should have been paid until the date of payment (whether before or after judgement), at the Interest Rate; and

(d)	any reasonable costs and expenses incurred by Licensor (on a full indemnity basis, and including reasonable auditors’ and lawyers’ fees and costs) in carrying out the audit, calculating the correct Charges and collecting the amount of any under-payment (where applicable).

6.	Representations·, Warranties, Covenants, Indemnification, Liability and Disclaimers

6.1	Each party represents, warrants and covenants that: (a) it shall perform its obligations hereunder in compliance with all applicable Laws; and (b) neither the execution and delivery of any Services Contract, nor its performance of its respective obligations under a Services Contract will violate or contravene the terms of any contract or other agreement between such party and any other third party or any outstanding judgment, order, injunction or Laws to which such party is subject.

6.2	EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 6, THE LICENSOR (AND ITS RELEVANT INDEX PARTNERS(S) IF A SERVICES CONTRACT RELATES TO A PARTNER INDEX) SHALL NOT BE LIABLE TO THE LICENSEE OR ANY OTHER PERSON OR ENTITY (WHETHER IN WARRANTY, CONTRACT, TORT OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, LIABILITY FOR ANY NEGLIGENT ACT OR OMISSION) FOR:

(a)	LOSS OF PROFITS, SALES, REVENUE OR ANTICIPATED SAVINGS;

(b)	LOSS OF OR DAMAGE TO GOODWILL OR REPUTATION;

(c)	LOSS OF OPPORTUNITY OR WASTED EXPENDITURE;

(d)	LOSS CAUSED THROUGH ANY ACT OR OMISSION OF AN INFORMATION PROVIDER;

(e)	LOSS OF DATA OR LOSS OF USE DAMAGES;

(f)	LOSS OR DAMAGE ARISING FROM ANY CLAIM BY A CLIENT OR CUSTOMER OF THE LICENSEE;

(g)	LOSS OF VALUE IN OR RELATING TO ANY PRODUCT THAT IS LINKED TO THE PERFORMANCE OF ANY LICENSOR’S INDEX OR DATA;

(h)	INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL LOSS OR DAMAGE

IN EACH CASE, ARISING OUT OF OR IN CONNECTION WITH (1) A SERVICES CONTRACT; OR (2) THE LICENSING, SALE, USE OR THE PROVISION OF ANY SERVICE, REGARDLESS OF WHETHER THE LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH AFOREMENTIONED DAMAGES.

6.3	LICENSOR MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, GOOD TITLE, SATISFACTORY QUALITY AND NONINFRINGEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW. THE LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR TO ANY END USER OF LICENSEE IN THE EVENT THAT ANY SERVICES ARE INTERRUPTED, CHANGED OR BECOME UNAVAILABLE FOR ANY REASON. NO SUCH INTERRUPTION, CHANGE, OR UNAVAILABILITY SHALL RELIEVE LICENSEE FROM ANY OF LICENSEE’S OBLIGATIONS UNDER A SERVICES CONTRACT, UNLESS SUCH INTERRUPTION IS CAUSED BY LICENSOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN FURTHERANCE OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN, LICENSOR DOES NOT WARRANT THAT THE SERVICES WILL MEET LICENSEES SPECIFIC NEEDS, ACHIEVE A PARTICULAR MARKETING OR OTHER BUSINESS RESULT, ARE ERROR FREE, COMPLETE OR WILL BE PROVIDED ON A TIMELY BASIS, THAT LICENSEE WILL BE ABLE TO ACCESS OR USE THE SERVICES WITHOUT PROBLEMS OR INTERRUPTIONS, OR THAT LICENSOR’S SERVICES ARE NOT SUSCEPTIBLE TO INTRUSION, ATTACK OR COMPUTER VIRUS INFECTION.

THE SERVICES PROVIDED BY LICENSOR UNDER A SERVICES CONTRACT ARE PROVIDED ON AN “AS-IS” BASIS, ‘WITH ALL FAULTS” AND WITH NO WARRANTIES WHATSOEVER.

6.4	EXCEPT AS SET FORTH IN THIS CLAUSE 6, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF A LICENSOR, ITS GROUP COMPANIES, OFFICERS, EMPLOYEES, CONTRACTORS OR SUBSIDIARIES, UNDER A SERVICES CONTRACT EXCEED THE AMOUNT RECEIVED BY THE LICENSOR FROM LICENSEE OVER THE PERIOD OF 12 MONTHS IMMEDIATELY PRECEDING THE MONTH IN WHICH THE CLAIM AROSE (PROVIDED THAT, IF MORE THAN ONE CLAIM ARISES OUT OF THE SAME EVENT OR SERIES OF EVENTS, THEN ALL SUCH CLAIMS WILL BE TREATED AS A SINGLE CLAIM, ARISING ON THE DATE ON WHICH THE FIRST SUCH CONNECTED CLAIM ARISES); AND NOTWITHSTANDING THE FOREGOING, OR ANY OTHER PROVISION TO THE CONTRARY, THE LICENSOR’S AGGREGATE LIABILITY IN CONNECTION WITH A SERVICES CONTRACT SHALL NOT EXCEED THE GREATEST AGGREGATE AMOUNT RECEIVED BY THE LICENSOR OVER A CONSECUTIVE 12-MONTH PERIOD DURING THE TERM OF THE SERVICES CONTRACT.

6.5	Without prejudice to any of the foregoing, the Licensor will not be liable for breach of any term of any Services Contract arising from or in relation to:

(a)	the use of any Services in breach of the relevant Services Contract;

(b)	any alterations to any Service made by anyone other than the Licensor or someone authorised by the Licensor;

(c)	any delay or failure in the provision of any Service to the Licensee caused by anyone other than the Licensor (including if the delay or failure is caused by an Information Provider); or

(d)	any breach of any relevant Services Contract or any other wrongful or negligent act or omission by the Licensee.

6.6	Nothing under this Framework Agreement excludes any party’s liability for:

(a)	death or personal injury caused by negligence of such party;

(b)	fraud or fraudulent misrepresentation of such party;

(c)	any other liability that cannot by law be excluded or limited;

Save, in the case of Licensee’s liability, to the extent it relates to Licensor’s fraud or deliberate default.

6.7	The Licensee shall fully indemnify and keep indemnified, defend and hold harmless the Licensor, its Group Companies and their respective directors, officers, employees, agents, and the Licensor’s Index Partners and third party licensors, on demand from and against all third party Claims, Losses, settlements and judgements, from time to time (including any Claim of infringement or misappropriation of Intellectual Property Rights) arising out of, or in connection with:

(i) the use of any Service by the Licensee or any third party that uses a Service because of the Licensee (or any decisions or advice arising out of such use);

(ii) the use of any Service by the Licensee or any third party that uses a Service because of the Licensee (or any decisions or advice arising out of such use);

(iii) any Licensed Funds, Licensed Products or Licensed ETFs or any trading in, or other dealing in relation to, any of them.

6.8	In relation to any Claim to which clause 6.7 applies, the Licensor must:

(a)	upon becoming aware of such Claim promptly notify the Licensee in writing;

(b)	not make any admission in relation to the Claim without the prior written consent of the Licensee;

(c)	not settle, or attempt to settle, the Claim without the prior written consent of the Licensee, which consent shall not be unreasonably withheld or delayed;

(d)	on request from the Licensee, allow the Licensee to have sole conduct of the Claim, provided, however, that Licensee not settle, or attempt to settle, the Claim without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed;

(e)	give the Licensee all assistance reasonably requested by the Licensee in dealing with the Claim; and

(f)	subject to sub-clauses (a), (b), (c), (d) and (e) above, take all reasonable steps to mitigate any relevant Losses that are the subject of the indemnity.

7.	Exclusions and limitations

7.1	The Licensee acknowledges and agrees that no:

(a)	Index Partner; or

(b)	Information Provider,

shall have any obligation or liability whatsoever to the Licensee under or in relation to any Services Contract and that any Claim to be made by the Licensee under or in relation to any Services Contract may only be made against the relevant Licensor.

8.	Intellectual Property Rights

8.1	Nothing in any Services Contract shall transfer to the Licensee any proprietary title to or rights or interest in any Intellectual Property Rights. Except as expressly granted herein all rights to or in the Data and Marks are reserved to the Licensor and/or its licensors.

8.2	The Licensee acknowledges that:

(a)	as between the Licensor and the Licensee, the Licensor’s marks, including the Marks and the trade marks FTSE®, FTSE Russell®, FT-SE®, FOOTSIE® and RUSSELL® are assets of great value to the Licensor and its Group Companies and that all Intellectual Property Rights and any other rights of whatever nature in and relating to such marks shall remain the property of the Licensor or one or more of its Group Companies;

(b)	as between the Licensor and the Licensee, the Licensor’s and any other Licensors’ data (including the Data) is an asset of great value to the Licensor and its licensors and that all Intellectual Property Rights and any other rights of whatever nature in and relating to such data shall remain the property of the Licensor and/or any relevant third party licensors; and

(c)	except to the extent permitted in a Services Contract, the Licensee shall not use any data or marks referred to in this clause 8.2 without the Licensor’s prior written permission.

8.3	The Licensee shall on request from the Licensor execute and deliver any instrument in any reasonable form specified by the Licensor (and provided that the Licensor reimburses any reasonable out-of-pocket expenses incurred by the Licensee in doing so) to confirm any the Licensor’s title, rights, interest in, or relating to, the Data and/or the Marks or to assign the same to the Licensor or a person nominated by the Licensor.

9.	Trade mark use

9.1	Unless otherwise expressly permitted by a relevant Services Contract, the Licensee shall not use any Marks except to refer to the relevant Service in accordance with the Attribution Requirements.

9.2	The Licensee must obtain the prior written consent of the Licensor to any use of the Marks other than expressly permitted by a Services Contract, and any such use by the Licensee must in any case be in strict accordance with the Attribution Requirements (and any trademark usage guidelines made available to the Licensee from time to time).

10.	Term and termination

10.1	Except to the extent provided otherwise by the relevant Services Contract, each Services Contract:

(a)	shall come into effect as of the service start date specified on the relevant Order Form (the “Commencement Date”);

(b)	shall continue for the initial period of subscription specified in the relevant Order Form (which, if no particular initial period of subscription is specified in the Order Form, shall be treated as being a period of 12 (twelve) months) (the “Initial Term”); and

(c)	shall automatically renew for successive 12-month periods (each a “Renewal Term”);

until terminated in accordance with this clause 10, clause 3.3, clause 5.1 or otherwise in accordance with the terms of the relevant Services Contract.

10.2	Either party may terminate a Services Contract or the licence in respect of a particular Index upon giving at least 3 (three) months’ prior written notice to the other, such notice to take effect only at the end of the Initial Term or at the end of any Renewal Term (as applicable).

10.3	Either party may terminate any or all Services Contracts immediately by notice to the other party if the other party suffers an Insolvency Event.

10.4	Either party may terminate a Services Contract immediately by notice to the other party if:

(a)	the other materially breaches any term of such Services Contract and it is not possible to remedy that breach; or

(b)	the other materially breaches any term of such Services Contract and it is possible to remedy that breach, but the other fails to do so within 30 days of being requested to do so.

This clause 10.4 shall not apply to any non-payment by the Licensee, which shall be governed by clause 10.5.

10.5	The Licensor may terminate a Services Contract immediately by notice to the Licensee if:

(a)	the Licensee has failed to pay any sums not disputed in good faith by the Licensee under the relevant Services Contract by the due date;

(b)	the Licensor has notified the Licensee in writing that such sums are overdue; and

(c)	such sums have remained unpaid for a period of 14 days following the date of such notice from the Licensor.

10.6	Where any Services Contract permits the Licensor to amend the Charges under the Services Contract concerned, and states expressly in relation to that amendment of the Charges that the Licensee has a right of termination under this clause 10.6 then (but not otherwise) if the Licensor serves notice of a proposed amendment to the relevant Charges and such amendment results in an increase that is larger than 15% (fifteen percent) of the Charges (to be calculated without reference to VAT}, the Licensee shall have a right on written notice to the Licensor to terminate the relevant Services Contract (but not any other Services Contract), provided that the Licensee’s right to terminate will apply from the date on which the notice of the proposed amendment of the Charges is received by the Licensee and until the later of 10 (ten) days after such notice is received by the Licensee and 7 (seven) days before the proposed amendment is to take effect. If the Licensee has not by then notified Licensor of its termination of the relevant Services Contract, then the right will lapse and the Services Contract will continue in effect, subject to the amended Charges.

10.7	In the event of any breach of a Services Contract or any non-payment by the Licensee, then, in circumstances in which the Licensor is entitled to terminate the relevant Services Contract, the Licensor may instead:

(a)	suspend performance of the Services Contract. In that event, the Licensor’s right to terminate will be reserved and may be exercised by the Licensor at a later date if it so wishes;

(b)	exercise its right of termination (or suspension under sub-clause (a) above) only in relation to that part of the Services Contract that relates to the provision of the particular Service in relation to which the relevant breach or non-payment has occurred (in which case the remainder of the Services Contract shall remain unaffected).

10.8	Upon termination of a Services Contract the Licensee must:

(a)	immediately cease using the Services provided under that Services Contract and promptly destroy all copies of the Data in the Licensee’s possession or control and provide certification to the Licensor of such destruction upon Licensor’s request. The requirement to destroy all copies of the Data shall not apply to any Data that the Licensee is required to retain under any legal or regulatory obligation (and only to the extent and for such time as is required under any such obligation), provided that such Data shall be subject to confidentiality obligations in clause 11.1; and

(b)	not do, or omit to do, anything that might reasonably lead any person to think that the Licensee or any its services or products (including the Licensed Products, Licensed ETFs and/or Licensed Funds) have any connection with Licensor or its licensors, the Indices or the Marks at the request of the Licensor, the Licensee will take all steps reasonably required by the Licensor to make ii clear that the Licensee and the terminated Licensed Funds and or Licensed Products have no connection with the Licensor, its licensors or the Services.

10.9	Upon termination of this Framework Agreement or any Services Contract, the Licensor may retain, pursuant to applicable law or regulation, but shall not use for any purpose, the confidential information of the Licensee held or stored by the Licensor. A party may terminate any Services Contract in accordance with any express terms of that Services Contract.

10.10	Upon termination of a Services Contract by a Licensor pursuant to clause 10.4 or clause 10.5, the Licensor may terminate any other Services Contract immediately by written notice to the Licensee, and any other Licensor may terminate any of its or their Service Contracts immediately by written notice to the Licensee.

10.11	Termination of a particular Services Contract for any reason, or termination of a Services Contract in respect of fewer than all the Services covered by such Services Contract, shall affect only that Services Contract (or that portion thereof, as applicable) and not any other Services Contracts (or other portion of the partially terminated Services Contract, as applicable).

10.12	Termination of a Services Contract for whatever reason shall not affect the accrued rights or liabilities of either party arising thereunder.

11.	Confidentiality

11.1	The Licensor shall keep confidential any confidential information which the Licensee supplies to the Licensor in connection with this Agreement and/or any Services Contract, including without limitation, the Licensee Data, any information relating to Licensee AUM, any holdings data, trading and investment data, and any information reviewed by the Licensor in the context of an audit under clause 5 hereof and the Licensee shall do the same in relation to any confidential information which the Licensor supplies to the Licensee. For this purpose, confidential information will include the Data, know how and all information of the other party, whether or not marked as being confidential or which otherwise is by its nature confidential. These obligations as to confidentiality will not apply to any information which:

(a)	is available to the public other than because of any breach of a Services Contract;

(b)	is, when it is supplied, already known to whomever it is disclosed to in circumstances in which they are not prevented from disclosing it to others;

(c)	is independently obtained by whomever it is disclosed to in circumstances in which they are not prevented from disclosing it to others; or

(d)	is required to be disclosed by Law.

11.2	Either party may disclose confidential information (under conditions of confidence):

(a)	its auditors or lawyers or other professional advisers;

(b)	its Group Companies;

(c)	its employees, temporary staff, contractors or consultants (or those of its Group Companies) who strictly need access to the information in order to enable the disclosing party to carry out any of its obligations under the relevant Services Contract or exercise any of its rights under that Services Contract, provided in each case that:

(i)	each such person to whom the disclosure is made is bound by written confidentiality obligations similar to those contained herein; and

(ii)	the party disclosing such confidential information to such persons shall be fully responsible for any breach of this clause by such persons as if it was a breach by that party.

12.	Data protection and privacy

12.1	Each party will comply with all applicable Data Protection Legislation in relation to the processing of any personal data in connection with the performance of any Services Contract.

(a)	The Licensee acknowledges and agrees that the Licensor may disclose Personal Data provided by, obtained from or relating to the Licensee or the Licensee’s staff (the “Licensee Data”) to organisations within and outside of the Licensor’s Group Companies; provided, however, that Licensor shall ensure it complies with all applicable Data Protection Legislation related theretoand, subject to Section 12.1,may export such Personal Data outside the European Economic Area to the extent that this is necessary in order to enable the Licensor to provide the Services; or

12.2	is otherwise expressly authorised by any Services Contract. Subject to Section 12.1, the Licensee agrees that the Licensor may pass on the Licensee’s contact details and/or details of any Sites to any Information Providers and Delivery Agents where the Licensor’s contract with such person in relation to a Service so requires.

13.	Charges

13.1	The Licensee shall pay the Charges as set out in, and in accordance with the terms of, each Order Form.

13.2	The Licensor will invoice the Licensee for the Charges, which shall be payable within 30 (thirty) days of the date of the invoice.

13.3	The Licensor may charge interest on overdue payments both before and after any judgment (as applicable) at the Interest Rate.

13.4	Other than as expressly stated in clause 3.4(c) of this Framework Agreement or in the relevant Services Contract, no refund of any Charges will be given if a Services Contract terminates before the end of the period to which the Charges relate, regardless of the reason for the termination or the circumstances in which it occurs.

13.5	The Charges as stated in each Order Form are exclusive of VAT or any other sales tax, government imposed tax or any and all federal, state or other governmental taxes, duties, licenses, fees, excises or tariffs. Licensee shall be responsible for the timely payment of, or reimburse Licensor within thirty days after receipt of written demand for, the full amount of all such taxes (excluding any taxes on Licensor’s income). Where a tax deduction (such as withholding tax) is imposed by the laws of the Licensee’s territory and the Licensee is required to make such deductions from a payment due to Licensor, then the amount of the payment due from the Licensee to Licensor shall be increased to an amount, which after making such tax deductions leaves an amount equal to the payment that would have been due to Licensor if no such tax deduction was applicable.

14.	Assignment and subcontracting

14.1	The Licensee may not assign or sub-license the benefit of any Services Contract without the Licensor’s prior written consent. Any attempted assignment or sublicense in breach of this clause shall be of no effect. Subject to that restriction, each Services Contract shall bind and benefit the Licensee and the Licensor and each of their successors and assigns.

14.2	The Licensor may assign or novate its rights and/or obligations under a Services Contract to a third party in place of the Licensor and the Licensee hereby consents irrevocably to any such assignment or novation, provided that the assignee or successor party agrees to the Licensor’s obligations in writing.

14.3	Subject to applicable Law, the Licensor may sub-contract the performance of any of its obligations under a Services Contract, provided that this shall not relieve the Licensor from its obligations under such Services Contract and provided further that except in any case where the prior affirmative consent of the Licensee is required by applicable Law, the Licensor shall provide the Licensee with prompt written notice of any such sub-contracting when it comes to the handling of any Confidential Information of the Licensee or any Licensee Data and the Licensor shall identify to the Licensee the name and geographic location of each such subcontractor.

15.	Entire Agreement

15.1	Each Order Form, together with the Licence Agreement under which it is made and the terms of this Framework Agreement, shall form the entire agreement in relation to the subject matter of the Order Form and shall supersede any prior agreement or communication in relation to that subject matter.

15.2	Each party acknowledges that, in entering into a Services Contract, it has not relied on any statement, representation, assurance or warranty of any person (whether a party to such Services Contract or not) other than as expressly set out in such Services Contract.

15.3	The parties specifically agree that any language or provisions contained on any party’s web site, paper or electronic ordering document, contained in any “shrink wrap” or “click wrap” agreement, or delivered as an attachment to or a part of the Data, or attached to any billing or accounting document shall be of no force and effect if such provisions conflict with the terms and conditions of any Services Contract.

16.	Failure or delay in performance

Neither party shall be liable for failure or delay in the performance of any of its obligations under a Services Contract (except for the payment obligations and compliance with restrictions on the use of any Services) to the extent that such failure or delay is caused by circumstances beyond its reasonable control, including earthquake, hurricane, tornado, flood, severe weather, and other acts of God, riot, sanctions, embargoes, war, strike, failure of transportation and/or public telecommunication networks. The Licensee acknowledges that, in relation to the Licensor, this shall include the cessation of calculation or publication of the Data or Indices or any changes in the constituents, currency data or the methodology used in calculation thereof, where such matters are decided upon by a government body, a regulator or an independent body which Licensor does not control (for example, any independent committee which oversees the management of any relevant Indices).

17.	General

17.1	Co-signed Order Forms. If, for convenience, an Order Form is signed by more than one Licensor, then:

(a)	the obligations and rights of each such Licensor in relation to the Licensee, and the Licensee’s obligations and rights in relation to each such Licensor, under that Order Form will extend only to the particular Service provided to the Licensee by that Licensor under that Order Form;

(b)	such Order Form forms a separate Services Contract between the Licensee and each of the Licensors that signed that Order Form;

(c)	each such Licensor will only be liable to the Licensee (and the Licensee will only be liable to each such Licensor) under the Services Contract to which the Licensor concerned is treated as being a party in accordance with this clause 17.1, and not under any other Services Contract; and

(d)	those Licensors will not under any circumstances be jointly and severally liable for all of the obligations under such co-signed Order Form.

17.2	No waiver. No waiver of any breach of any provision of a Services Contract shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorised representative of the waiving party.

17.3	Amendment in writing. Any modifications to each of this Framework Agreement, any Licence Agreement and any Order Form can be only made in writing and signed by all of the parties to each such document. Notwithstanding the foregoing, Licensor may amend the terms and conditions of any Services Contract on not less than 3 (three) months’ prior written notice. The Licensee may terminate the relevant Services Contract as of the date on which such amendment is intended to take effect provided that the Licensee gives to the Licensor its written termination notice within 30 (thirty) days following the date of Licensor’s notice of amendment. Upon request, the Licensee shall be entitled to a pro-rata refund of any Charges paid in advance in respect of any period following the Termination Date of the relevant Services Contract.

17.4	Severability. If any provision of any Services Contract is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

17.5	No partnership. None of this Framework Agreement, any Licence Agreement or any Order Form, nor any terms or conditions contained therein, shall be construed as creating:

(a)	a fiduciary relationship of any kind between the parties or between the Licensor and the Licensee’s clients, customers or prospective clients or customers; or

(b)	a partnership, franchise, joint venture, agency or employment relationship between the parties.

17.6	Bribery. In pre-contract negotiations and in use of the licence granted under any relevant Order Form, each of the Licensor and the Licensee confirms that it has and shall at all times comply with the terms of the Bribery Act 2010 and the US Foreign Corrupt Practices Act.

17.7	Notice. Any notice or other document to be given under any Services Contract shall be in writing and shall be served by sending the same by:

(a)	by email to: (i) in the case of the Licensor, sales@ftserussell.com or such other email address as the Licensor may notify the Licensee in writing from time to time; or (ii) in the case of the Licensee, such email address as the Licensee may notify the Licensor from time to time, and in each case, such notice or other document shall be deemed to have been duly given upon the date of sending, unless such deemed receipt would occur on a Saturday or Sunday or on a public holiday within the country of the recipient party, in which case, deemed receipt shall occur on the next business day when banks are open for business in the country of the recipient party; or

(b)	provided that a copy is also sent by email in accordance with clause 17.7(a), first class post, recorded delivery or reputable courier to the then current registered address of the relevant party, with a copy to the general counsel. Where a notice or other document is delivered by email and by first class post or recorded delivery or reputable courier, such notice or other document shall be deemed to be effective 5 (five) days after sending and any receipt issued by the postal authorities or courier shall be conclusive proof of the fact and date of sending of any such notice.

17.8	Signing in counterparts. This Framework Agreement, each Licence Agreement and each Order Form may be executed in one or more counterparts, by facsimile, or otherwise, and each counterpart shall be deemed an original, but all of them together shall constitute one instrument.

17.9	Survival. All provisions of any Services Contract that may be reasonably construed as surviving the expiration or any termination of that Services Contract, shall survive the expiration or any termination of the Services Contract concerned. The provisions of schedule 1, clauses 3, 5 to 13, this clause 17.9, and clause 17.11 below will survive the termination of this Framework Agreement and any Services Contract.

17.10	No third party rights. Except as expressly provided otherwise, no term of any Services Contract is enforceable under the Contracts (Rights of Third Parties) Act 1999 or other applicable Laws by a person who is not named as of the date of signature as a party to the Services Contract concerned.

17.11	Governing law.

This Framework Agreement, each Licence Agreement and each Services Contract, including the questions of their validity, interpretation and effect and all disputes relating thereto (whether arising from contract, tort or otherwise) shall be governed by English law (but not including its principles or rules of conflict of laws), and the parties submit to the exclusive jurisdiction of the English courts in relation to any disputes arising under or in relation to any Services Contract.

18.	Termination of Existing Agreements

Frank Russell Company and Licensee agree that the Existing Agreement(s) shall terminate immediately upon execution of a Services Contract which provides the same or similar Services as were provided under that Existing Agreement(s). Termination of the Existing Agreement(s) shall not prejudice or affect the rights or remedies of either party under it arising prior to the Effective Date in respect of: (i) any breach of contract or claim or demand that either party may have against the other pursuant to the terms of the Existing Agreement(s), where such breach, claim or demand arose and was notified to the other party prior to the date of termination of the Existing Agreement(s); or (ii) any matter or provision of the Existing Agreement(s) that expressly or impliedly survives termination.

By their signatures below, and in consideration of the mutual agreements set out herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Licensee and the Licensor each agree to be bound by the terms or this Framework Agreement.

Signed for and on behalf of	Signed for and on behalf of
FTSE INTERNATIONAL LIMITED by:	FTSE TMX GLOBAL DEBT CAPITAL MARKETS, INC. by:

/s/ C. O’Shaughnessy	/s/Reza Ghassemich
(signature)	(signature)

C. O’Shaughnessy	Reza Ghassemich
(print name)	(print name)

MD	Director
(position)	(position)

12.6.17	21st June 2017
(date)	(date)

Signed for and on behalf of	Signed for and on behalf of
FRANK RUSSELL Company by:	T. Rowe Price Associates, Inc. by:

/s/ Ron Bundy	/s/ Rick Riccomini
(signature)	(signature)

Ron Bundy	Rick Riccomini
(print name)	(print name)

CEO, NA Benchmarks	Head of Market Data
(position)	(position)

June 7, 2017	5/25/2017
(date)	(date)

Schedule 1

Definitions and interpretation

19.	Definitions

19.1	In this Framework Agreement, each Licence Agreement and each Order Form, defined terms are as follows:

Access Device	Any device on which any Data may be displayed or otherwise communicated to the user of the device;
Affiliate	in respect of a Service, the entity designated as such in the related Order Form;
Alternatively Weighted Index	any Index (and any variant of that Index) which is classified by the Licensor as an Index whose constituents are not weighted by market capitalisation, including any Index that is classified as, or forms part of, the Licensor’s ESG Index series or GDP Index series from time to time or is classified by the Licensor as a fundamental, alternatively-weighted, factor or smart beta index (or similar), and in each case any variants of all such Indices;
Applet Charting	Distribution of Data to Subscribers or End Users (as the case may be) for display in a chart or graph via an applet or plug-in;
Application	a programme or group of programmes that may be used to process, analyse, derive, convert or otherwise carry out operations, assessments or calculations in relation to the Data;
Application Charges	the charges applicable to Applications as specified in an Order Form;
Attribution Requirements	the requirements as to the attribution and dissemination of the Data and/or Marks set out on Licensor’s web site that is currently accessible via the URL http://www.ftse.com/products/indices/attribution- requirements, which URL may be changed by Licensor from time to time;
Authorised User	any person using the Data at the Sites, who is an employee or contractor of the Licensee and/or its Affiliates (if such Affiliates are named in the relevant Order Form), the permitted number of which is set out in the relevant Order Form (and any rights granted to the Licensee in the relevant Services Contract can be exercised only by that permitted number of Authorised Users);
Back-Up Copy	a duplicate of the original Data without alteration or analysis that is stored separately from the original Data and that is only be accessible by an Authorised User;

Broadcast Distribution	Distribution of Data to Subscribers or End Users (as the case may be) via broadcast;
Charges	the subscription or other charges applicable to the Services contracted for by the Licensee as set out in the relevant Services Contract, including all Minimum Fees;
Claim	claim, demand, action, suit or other similar proceeding filed in a court of competent jurisdiction;
Commencement Date	defined in clause 10.1(a);
Control

in relation to a person, the power of another person to secure that the affairs of such person are conducted in accordance with the wishes of that other person:

(a)    by means of the holding of shares or other equity, or the possession of voting power, in or in relation to that person or any other person; or

(b)    by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that person or any other person;

Controlled Application

A programme or application:

(a)     through which Data may be viewed on an Access Device; and

(b)     which is designated as being a “Controlled Application” in an Order Form,

in relation to which, the Licensee has implemented each of the controls specified in such Order Form in order to regulate the consumption of such Data by a Subscriber or End User (as the case may be);

Customised Indices Charges	the charges applicable to Customised Indices as specified in the relevant Order Forms;
Customised Index (ices)

a composite index or benchmark calculated by or on behalf of the Licensee, that:

(a)     comprises or uses the Data (whether on its own or together with any other data); and

(b)     is created using calculations, computations or any other mathematical processes applied to the Data and/or any data relating to the Data,

Data	any data (including any Index Values, weightings and constituents, methodology, Information Provider’s data, ICB Data, Ratings and/or FastQuote Data) contained in the data files or products and which may be subscribed to by the Licensee or provided by the Licensor in accordance with a Services Contract;
Data Agreement	defined in clause 2.2(a);

Data Protection Legislation	any applicable data protection and privacy legislation in force anywhere in the world, including the Data Protection Act 1998 and the Privacy and the Electronic Communications (EC Directive) Regulations 2003;
Data Supplier	the person (whether the Licensor or a third party) who supplies Data to the Licensee under a Licensee Data Agreement;
Datafeed Distribution	Distribution of Data to Subscribers or End Users (as the case may be) for accessing, processing or the consumption of Data in a datafeed, other than for the purpose of performing trading based activities;
Delivery Agent	a third party that provides access to the Licensee to the Data and that is authorised by the Licensor to do so;
Distribute	to distribute Data as it was received from the Licensor and without deriving, recalculating, combining with other data or otherwise modifying the Data;
End User	a person eligible to be supplied certain Data, by the Licensee upon the conditions set out in the applicable Licence Agreement;
End User Distribution Agreement	defined in clause 2.2(e);
End-of-day Distribution Agreement	defined in clause 2.2(d);
EUR	the official currency of the participating member states of the eurozone, being the monetary union of certain member states of the European Union which have adopted the euro as their common currency;
Exchange	a stock exchange or other trading venue upon which the Licensed ETFs are to be listed, as specified in the relevant Order Form;
Exchange Traded Fund or ETF

an exchange traded fund constituted as an open-ended pooled investment vehicle or vehicles (which may be a stand-alone fund or one of a number of funds within a single legal entity) operated and managed by or on behalf of a party which:

(a)    aims to match the return of, or provide a return based upon replicating the performance of the index;

(b)    is open to and targeted at both institutional and retail investors;

(c)     has shares or other units of holding traded in or on an exchange throughout normal exchange;

(d)     trading hours, in a manner similar to the trading of equity shares; and

(e)    is available for redemptions periodically at the request of the investors or certain classes of them (whether or not subject to conditions).

Exchange Traded Notes or ETNs	unsecured debt obligations which seek to match the performance of an index and which are listed and traded on an exchange;
FastQuote Data	is an end of day valuation data comprising of end of day prices and yields for Canadian fixed income instruments;
Fixed Income Index	any Index that the Licensor classifies as a fixed income index from time to time;
Fixed Term	a period of time between a start date and an end date, each of which are known in advance of the start date;
FTSE RAFI Index Series	the FTSE RAFI™ Index Series created by FTSE and Research Affiliates®, with constituents weighted using a composite of fundamental factors, including total cash dividends, free cash flow, total sales and book equity value;
Fund	(a) an Institutional Fund; or (b) a Retail Fund, that in either case is not an Exchange Traded Fund;
Funds/Products Agreement	defined in clause 2.2(c);
Group Company	in relation to a person, any other person that Controls, is Controlled by or is under common Control with that person;
GBP	pound sterling or other prevailing currency of the United Kingdom from time to time;
Hard Copy Distribution	Distribution of Data to Subscribers or End Users (as the case may be) in hard copy form in one or more publications;
ICB	the Industry Classification Benchmark proprietary system developed by Licensor for classifying listed companies into industries, super-sectors, sectors and sub-sectors, as such system may be modified by the Licensor from time to time;
ICB Data	any data contained in the ICB;
Index or Indices	equity, bond, property, hedge fund, commodities, fixed interest or other financially based indices calculated by or on behalf of the Licensor from time to time, as specified in the relevant Order Form;
Index Partner	any third party with whom the Licensor has collaborated in the creation of an Index;

Index Value	the value of a given Index at a given point in time;
Index Supplier	the Licensor (via Licensor’s global distribution service) or a third party data vendor authorised by Licensor to provide the relevant Index;
Information Provider	any third party who provides data which is included in, or used to produce, any Data;
Insolvency Event

in relation to a person, any of the following events:

(a)    a meeting of creditors of that person being held or an arrangement, general assignment or composition with or for the benefit of its creditors being proposed by or in relation to that person;

(b)    a chargeholder, receiver, administrative receiver, administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar person taking possession of or being appointed over, or any distress, execution, attachment, sequestration or other process being levied or enforced (and not being discharged within seven days), on the whole or a material part of the assets of that person;

(c)    that person ceasing to carry on business or being unable to pay its debts or failing or admitting in writing its inability generally to pay its debts as they become due;

(d)    that person or its directors or the holder of a qualifying floating charge or any of its creditors giving notice of their intention to appoint, appointing or making an application to the court for the appointment of, an administrator;

(e)    a petition being advertised or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy, official management, liquidation or dissolution of that person or proceedings being instituted by or against it seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; or

(f)     the happening in relation to that person of an event analogous to any of the above in any jurisdiction in which it is incorporated or resident or in which it carries on business or has assets.

Institutional Fund	(a) a “collective. investment scheme” means, any arrangements with respect to property of any description, including money, the purpose or effect of which is to enable persons taking part in the arrangements (whether by becoming owners of the property or any part of it or otherwise) to participate in or receive profits or income arising from the acquisition, holding, management of disposal of the property or sums paid out of such profits or income; or

(b)  an “occupational pension scheme” means any scheme or arrangement which is comprised in one or more instruments or agreements, and which has, or is capable of having, effect in relation to one or more descriptions or categories of employment so as to provide benefits in the form of pensions or otherwise payable on termination of service, or on death or retirement to or in respect of earners with qualifying service in an employment of any such description or category, that in either case is not a Retail Fund or an Exchange Traded Fund;

Intra-day Index Values Distribution Agreement	defined in clause 2.2(b);
Initial Term	defined in clause 10.1(b);
Intellectual Property Rights	all copyright, patent rights, trade or service marks, logos, design rights, rights in or relating to databases, goodwill, rights in, or relating to, confidential information, know-how and any other intellectual property rights (registered or unregistered) and arising or existing anywhere in the world:
Interest Rate	the lesser of 1.5% per annum or, if applicable, the maximum permitted by the governing law of this Framework Agreement (accrued on a daily basis);
Internal Network	a group of 2 (two) or more computer systems (including peripheral devices such as external drives), servers or hardware linked together, regardless of architecture, via local-area network, intranet, remote access or otherwise;
Internal Use	Distribution of Data to a Subscriber or End User (as the case may be) for their own internal use;
Laws

in relation to a party:

(a)    any act, law or subordinate legislation;

(b)    any binding court order, judgement or decree;

(c)    any guidance, industry code, policy or standard enforceable by law; or

(d)   any applicable direction, policy, rule or order made or given by any regulator or relevant authority having jurisdiction over that party or any of that party’s assets, resources or business in any jurisdiction, in each case applicable to, or binding upon, that party.

Licence Agreement	defined in clause 2.1;
Licensed Application	an Application named in the relevant Order Form;

Licensed ETFs	in connection with a Services Contract, the ETFs specified as such in the related Order Forms;
Licensed Funds	in connection with a Services Contract, the Funds specified as such in the related Order Forms;
Licensed Products	in connection with a Services Contract, the Products specified as such in the related Order Forms;
Licensee Data Agreement	either (i) a Data Agreement between Licensor and Licensee entered into pursuant to the Framework Agreement; or (ii) a separate agreement that the Licensee has entered into with a third party who is authorised by the Licensor to supply Data, for the supply by the third party to the Licensee of Data;
Losses	in respect of an act or omission, all liability, damages, losses, costs, expenses (including reasonable lawyers’ fees and costs) and compensation directly arising from such act or omission;
Managed Synthetic Product	any private or public registered (offshore or domestic) fund or separate account that obtains exposure to any equity securities through investment in various derivative instruments, while seeking additional return from active management of the fixed income portion of the fund or separate account (i.e. portable alpha-bond implementation swapped into indices); provided, however, “Managed Synthetic Product” shall not include a U.S. exchange traded fund or U.S. registered closed-end fund (which may employ leverage) constructed through direct investment in, and consistent with the weighting of, the securities comprising an RAFI Index, and not through investing primarily in any of swaps, futures, options, forwards or any other instrument designed to replicate the performance of the Index;
Manipulated Data	any and all data which is created or derived by the Licensee from calculations, computations or any other mathematical processes applied to the Data and/or any data relating to such Data;
Manipulated Data Charges	the Charges applicable to the Manipulated Data specified in the relevant Order Forms;
Marks	all trade marks, service marks, names, titles and short-form names relating to the Indices and other Data (which may be registered or unregistered) that may, in some cases, be licensed by the Licensor to the Licensee in accordance with a Services Contract;
Minimum Fee	such amount, if any, as is specified as such in the relevant Order Form;
Non-Display Usage	Distribution of the Data to Subscribers or End Users (as the case may be) for accessing, processing or consumption of Data for a purpose other than display usage;

Non-Professional Subscriber

a Subscriber or an End User (as the case may be) who:

(a)     subscribes to receive Data solely in a personal capacity;

(b)     is not registered or qualified as a professional with any national or state exchange, regulatory body or professional association;

(c)     does not act in any capacity as an investment advisor; and

(d)     uses the Data solely to manage the Subscriber’s or End User’s own personal investments

Non-Professional Usage	the use of Data in a personal capacity to manage personal funds;
Notional Value	the total issued and outstanding notional or principal amount of a Licensed Product, including any increase in such notional or principal amount occurring during any relevant period;
Order Form	an order form entered into between a Licensor and the Licensee specifying the type of Services to be provided, applicable Charges and other related terms and conditions;
Partner Index	an Index created pursuant to a collaboration between a Licensor and any third party;
Permitted Distribution Channel	those methods, channels or other means by which the Licensor may license the Licensee to Distribute Data, as identified in the applicable License Agreement and the relevant Order Form entered into by the Licensor and the Licensee;

Product

options, bonds, warrants, certificates, swaps, forward contracts and contracts for differences (whether traded “over the counter” or listed on an investment exchange or other recognised trading venue) or other structured financial products and investments, which are issued by the Licensee (or if applicable any of its Affiliates) and the performance of which is intended to be linked to the performance of one or more indices for a Fixed Term, but “Product” shall not include:

(a)     futures;

(b)     options on futures;

(c)     cash settled options;

(d)     securities options;

(e)     OTC products;

where any of the foregoing are listed or traded on an investment exchange or other recognised trading venue and/or centrally cleared;

 (f)     Funds or Exchange Traded Funds or investment products which, or the units or shares of which, are listed or traded on an investment exchange or other recognised trading venue;

 (g)   any product which is linked to the performance of any Index comprised in the Licensor’s FTSE China Index Series from time to time, and which, or the units or shares of which, are listed or traded on an investment exchange or other recognised trading venue; or

(h)   for the purposes of an In-Scope Multiple Product Licence or an In-Scope Single Product Licence, Exchange Traded Notes.

Professional Subscriber	any Subscriber or End User (as the case may be) who is not a Non-Professional Subscriber;
Quarter	the period of time between one Quarter Date and the immediately following one in any calendar year:
Quarter Date	each of the following dates: 31 March, 30 June, 30 September and 31 December in any year;
Ratings	any ratings data specified in an Order Form;
Renewal Term	defined in clause 10.1(c);
Report Charges	the charges applicable to reports as specified in the relevant Order Forms;
Reporting Schedule	in respect of a Licence Agreement, the form of Licensor’s reporting requirements as set out in the schedule headed “Reporting Schedule” therein;

Retail Fund	an investment trust, unit trust, investment company or any other scheme, in each case the units or shares of which are authorised or approved by the applicable regulatory authority or under applicable Law as being available to private or retail customers as defined under applicable Law. A Retail Fund shall not include an Exchange Traded Fund.
Securities Laws	all applicable securities laws and regulations, and the rules of any regulatory body or any other governmental or self- regulating organisation for the time being in force to which any activity of the Licensee is subject from time to time;
Service(s)	all information, rights and services to be provided or licensed by a Licensor pursuant to a Services Contract between such Licensor and the Licensee including, where so provided for in the relevant Services Contract, the Data, the Indices, the Marks, the Manipulated Data, the Customised Indices, and the provision, publication or transmission of any of these, and the rights (if any) granted to the Licensee to make the relevant prescribed use of any these including rights to create the Manipulated Data and/or the Customised Indices and rights to Distribute the Data;
Services Contract	defined in clauses 2.3;
Site	the physical address designated in an Order Form and at which the related Service is authorised for use by the Licensee and/or its Affiliates (where such Affiliates are named in the relevant Order Form);
Standard Index

any Index that is not an Alternatively Weighted Index

(including equally weighted or super liquid variants of such Indices), or any other Index that the Licensor classifies as a “Standard Index” from time to time;

Subscriber	any person who has entered into a written contract with the Licensor for the receipt of Data to it via the Licensee;
Subscriber Agreement	a licence agreement signed by the Licensor and a Subscriber under which Subscriber is entitled to receive Data from the Licensee;
System	any computer system owned, operated or used by or on behalf of the Licensee or to which the Licensee has access and through which Data is delivered or via which Data or may be accessed;
Term	in relation to a Services Contract, the period from the Commencement Date to the Termination Date;
Termination Date	in relation to a Services Contract, the date on which that Services Contract comes to an end;
Territory(ies)	in relation to a Services Contract, the country(ies) specified as such in the related Order Form;

URL Distribution	Distribution of Data via one or more URLs;
USD	United States Dollars or the prevailing currency of the United States of America from time to time;
Wholly Owned Index	an Index that is developed and owned exclusively by the Licensor.

19.2	Unless otherwise expressly specified in this Framework Agreement, or a Licence Agreement or Order Form, as applicable:

(a)	headings used are intended for convenience of reference only and shall not be used to construe the meaning of any provisions;

(b)	reference to “the Licensor” means the Licensor which is a party to the relevant Services Contract;

(c)	reference to a person includes a company, partnership, firm, corporation or other entity (whether or not having a separate legal personality) as well as a natural person;

(d)	reference to any agreement includes reference to the appendices, schedules and other documents attached to it or incorporated by reference into it, and shall be deemed a reference to such agreement as amended or replaced from time to time;

(e)	words “including”, “include”, “such as”, “in particular”, “for example” and similar shall be treated as being by way of example and shall not limit the general applicability of any preceding words;

(f)	the singular includes the plural and vice versa;

(g)	reference to any legislation shall be to that legislation as amended, extended or re-enacted from time to time and to any subordinate provision made under that legislation; and

(h)	references in any agreement to clause numbers, schedules or appendices shall be to those in such agreement.

19.3	In respect of a Services Contract, if and to the extent that there is a conflict between the terms of the Order Form, the Licence Agreement and/or this Framework Agreement, it shall be interpreted in accordance with the following decreasing order of precedence:

(a)	the “Other Provisions” (or equivalent) section of the Order Form;

(b)	any other terms of the Order Form;

(c)	the Data Agreement; and

(d)	the relevant Licence Agreement (other than the Data Agreement);

(e)	this Framework Agreement.

Schedule 2

(this Schedule applies only if it is specifically referenced in the relevant Licence Agreement)

TERMS TO BE COMPLIED WITH BY END USERS

The Licensee must ensure that the following terms (at a minimum) are incorporated into an agreement with, or terms of use binding upon, each End User:

(1)	All End Users shall only be permitted to view the Data internally. No other use of the Data shall be permitted.

(2)	For the avoidance of doubt (but without limitation to the foregoing):

(a)	the End User shall not copy, store, sell, license, distribute, transmit or duplicate to any third party or to any person (including within the End User’s organisation) any Data or any part thereof in any form or by any means;

(b)	the End User shall not derive, recalculate, combine with other data or otherwise modify the Data, create history and/or distribute such derived, recalculated, combined or modified Data or history to any third party;

(c)	the End User shall not make the Data available on any website or in an application, or to the public via the internet or otherwise;

(d)	the End User shall not use the Data for the purpose of:

(i)	creating and/or operating (whether by itself or by any third party) any financial product, index or service which seeks to match the performance of or whose capital and/or income value is related to the Data or any part thereof;

(ii)	creating and/or operating (whether by itself or by any third party) any financial product, index or service the performance of which is linked to the performance of a third party’s product, index or service which, in turn, seeks to match the performance of or whose capital and/or income value is related to the Data or any part thereof (and whether or not such third party is licensed by the Licensor to do so); or

(iii)	generally exploiting the Data in a manner designed to benefit the End User or any third party (including the creation of any product or service).

(e)	take a snapshot of any Real Time or Delayed Data or designate or refer to any Index Values within such Data as being an end of day value or closing price;

(f)	the End User shall not use the Marks or remove any copyright or proprietary notices incorporated into the Data and the End User shall acknowledge that the Licensor and/or any relevant third party information providers are the owners of the intellectual property rights in and relating to the Data;

(g)	the End User shall not use the Data in any way or for any purpose that would require a separate licence from the Licensor or any other person; and

(h)	the End User shall not permit, or purport to permit, any third party to do any of the foregoing.